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Exhibit 10.7

NovaCardia, Inc.
12230 El Camino Real, Suite 300
San Diego, CA 92130

August 1, 2003

Howard Dittrich, M.D.
10485 Livewood Way
San Diego, CA 92131

Dear Howard:

        On behalf of NovaCardia, Inc. ("NovaCardia"), I am pleased to offer you the position of Senior Vice President Clinical and Regulatory. The principal terms of your employment are as follows:

        1.     As of the date hereof, you are serving as a consultant to NovaCardia. On the date following the date on which NovaCardia closes its Series A Preferred Stock Financing, your consulting relationship with NovaCardia shall terminate and you shall be employed on a full time basis by NovaCardia as Senior Vice President Clinical and Regulatory and your base annual compensation shall be $250,000. In such capacity, you shall report to the Chief Medical Officer.

        2.     Promptly following the commencement of your employment with NovaCardia and upon approval by the Board of Directors of NovaCardia, you will be issued an option to purchase 573,308 shares of the Common Stock of NovaCardia at a per share price equal to the fair market value of the Common Stock as of the date on which the option is granted (as determined in good faith by the Board of Directors). The option will be immediately exercisable in full, with the shares subject to a right of repurchase in favor of NovaCardia upon termination of your employment with NovaCardia for any reason. The right of repurchase will lapse over a four-year period, with the right of repurchase lapsing with respect to twenty-five percent (25%) of the shares subject to the option on December 1, 2003 and with respect to 1/36th of the balance of the shares at the end of each succeeding month. In addition, in the event of a Change in Control (as defined below), the right of repurchase will lapse in its entirety. The option will be evidenced by NovaCardia's standard form of Incentive Stock Option Agreement. Any shares issued upon exercise of the option will be subject to a right of first refusal in favor of NovaCardia and certain restrictions on transfer, which will be set forth in an Optionee Restriction Agreement to be entered into between you and NovaCardia. For purposes hereof, a "Change in Control" shall mean a (i) a sale, lease or other disposition of all or substantially all of the assets of NovaCardia or (ii) a merger or consolidation in which NovaCardia is not the surviving entity and in which holders of NovaCardia's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the surviving entity.

        3.     In the event that your employment is terminated by NovaCardia without cause, you shall be entitled to continue to be compensated by NovaCardia, at your then annual base salary, for a period of three (3) months. Termination for Cause means a termination of Employee's employment by the Company due to the Employee's (1) conduct that has an adverse effect on the Company's operations, prospects, reputation or business; (2) conviction of a felony or any crime involving moral turpitude; or (3) act of fraud against, or theft of property belonging to, the Company.

        4.     Each year, you will be entitled to twenty (20) days PTO (paid Time Off), accruing on a monthly basis, and eight (8) holidays. You will be eligible for fringe benefits established by NovaCardia and approved by the Board of Directors.

        5.     NovaCardia will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in connection with services rendered on behalf of NovaCardia subject to you providing NovaCardia with appropriate substantiation in accordance with NovaCardia policy.

        6.     Upon commencement of your employment, you and NovaCardia will execute NovaCardia's standard form of Patent, Copyright and Nondisclosure Agreement. Your employment with NovaCardia will be at will, which means that either you or NovaCardia may terminate it at any time, with or without cause for any reason or no reason whatsoever.

        7.     This letter agreement shall be governed and construed under the laws of the State of California as applied to agreements between California residents entered into and to be performed entirely within California.

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        Howard, this is a very exciting opportunity to build a company from the ground floor. I am looking forward to your contributions to our success. If this offer meets with your approval, please sign the enclosed copy of this letter where indicated below and return the executed copy to me by no later than August 18, 2003.

Sincerely,
NOVACARDIA, INC.
By:	/s/ Eckard Weber Eckard Weber, MD CEO
AGREED AND ACCEPTED to this 2nd day of August, 2003:
/s/ Howard C. Dittrich Howard C. Dittrich, MD

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  Exhibit 10.7